UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2021

CORSAIR GAMING, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39533	82-2335306
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

47100 Bayside Pkwy
Fremont, California 94538
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 657-8747

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CRSR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2021, Corsair Gaming, Inc. (the “Company”) entered into change in control severance agreements with each of Thi L. La and Bertrand Chevalier (each, an “Officer”) effective as of April 5, 2021. The change in control severance agreements each provide that, in the event the Officer’s employment is terminated by us other than for “cause” (as defined therein) or the Officer resigns for “good reason” (as defined therein), and that termination or resignation occurs within the period commencing on the consummation of a “change in control” (as defined therein) and ending 12 months after a change in control, the severance will consist of 12 months of base salary paid in a single cash lump sum, 100% of the Officer’s target bonus paid (assuming achievement of performance goals at 100% of target) in a single cash lump sum, 12 months of COBRA reimbursement and full vesting acceleration for each equity award held by the Officer (except for any performance-vesting awards, which will be governed by the terms of the applicable award agreement). The Officer must timely deliver an effective release of claims to us and comply with the Officer’s restrictive covenant agreement in order to be eligible for the foregoing severance benefits.

For purposes of the change in control severance agreements, “Cause” is defined as (i) the willful failure substantially to perform the Officer’s duties and responsibilities to us or deliberate violation of a company policy; (ii) the Officer’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (iii) unauthorized use or disclosure by the Officer of any of our proprietary information or trade secrets or any other party to whom the Officer owes an obligation of nondisclosure as a result of the Officer’s relationship with us; or (iv) the Officer’s willful and material breach of any of the Officer’s obligations under the change in control severance agreement or any other written agreement or covenant with us. “Good Reason” is defined as the occurrence of any of the following conditions without the Officer’s express written consent: (i) a material reduction (defined as greater than a 10% reduction) in the Officer’s base salary or target bonus, but excluding reductions in connection with an across-the-board reduction of all similarly situated employees’ base salaries and/or bonuses by a percentage at least equal to the percentage by which the Officer’s base salary is reduced; (ii) a material diminution in the Officer’s authority, duties or responsibilities; or (iii) a relocation of the Officer’s principal place of employment of more than 35 miles from the Officer’s principal place of employment immediately prior to such change, except for required travel on company business to an extent substantially consistent with Officer’s business travel obligations immediately prior to such change. For a termination to qualify as a termination for Good Reason, the Officer must notify us in writing of termination for Good Reason, specifying the event constituting Good Reason, within 90 days after the Officer first becomes aware of the event that the Officer believes constitutes Good Reason. Failure for any reason by the Officer to give written notice of termination of employment for Good Reason will be deemed a waiver of the right to terminate the Officer’s employment for that Good Reason event. We have a period of 30 days after receipt of Officer’s notice in which to cure the Good Reason event. If the Good Reason event is cured within this period, the Officer will not be entitled to terminate the Officer’s employment for Good Reason. If we waive our right to cure or we do not, within the 30-day period, cure the Good Reason event, the Officer may terminate Officer’s employment for Good Reason within 60 days following the earlier of the date on which we waive our right to cure or the end of the cure period. If the Officer does not terminate Officer’s employment within such 60 day period, the Officer will waive the Officer’s right to terminate the Officer’s employment for that Good Reason event. “Change in Control” is defined as such term is defined in the 2020 Plan; provided, that such transaction must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5); provided further that a Change in Control will not be deemed to have occurred if a sale of common stock results in EagleTree beneficially owning and controlling, directly or indirectly, less than 50% of the common stock outstanding on a fully diluted basis (for the avoidance of doubt, this proviso shall not apply to a transaction where substantially all of the common stock held by EagleTree and other common stock holders are sold pursuant to a definitive agreement of merger or a similar instrument).

The foregoing description of the change in control severance agreements is not complete and is subject to and qualified in its entirety by the terms of the form restricted stock unit agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORSAIR GAMING, INC.

Date: April 9, 2021	By:	/s/ Michael G. Potter
Michael G. Potter
Chief Financial Officer
(Principal Financial Officer)

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